Exhibit 10.25

COMPENSATION POLICY

JEFFS’ BRANDS LTD.

Compensation Policy for Executive Officers and Directors

(As Adopted on August 30, 2022)

A. Overview and Objectives

1.	Introduction

This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of Jeffs’ Brands Ltd. (“JeffsBrd” or the “Company”), in accordance with the requirements of the Companies Law, 5759-1999 and the regulations promulgated thereunder (the “Companies Law”).

Compensation is a key component of JeffsBrd’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance JeffsBrd’s value and otherwise assist JeffsBrd to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of each officer to JeffsBrd’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, JeffsBrd’s directors.

This policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as JeffsBrd’s Compensation Policy for five (5) years, commencing as of its adoption, unless amended earlier.

The Compensation Committee and the Board of Directors of JeffsBrd (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

2.	Objectives

JeffsBrd’s objectives and goals in setting this Policy are to attract, motivate and retain experienced and talented leaders who will contribute to JeffsBrd’s success and enhance shareholder value, while demonstrating professionalism in an achievement-oriented and merit-based culture that rewards long-term excellence, and embedding and modeling JeffsBrd’s core values as part of a motivated behavior. To that end, this Policy is designed, among other things:

2.1.	To closely align the interests of the Executive Officers with those of JeffsBrd’s shareholders in order to enhance shareholder value;

2.2.	To align a significant portion of the Executive Officers’ compensation with JeffsBrd’s short and long-term goals and performance;

2.3.	To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4.	To strengthen the retention and the motivation of Executive Officers in the long-term;

2.5.	To provide appropriate awards in order to incentivize superior individual excellence and corporate performance; and

2.6.	To maintain consistency in the way Executive Officers are compensated.

3.	Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1.	Base salary;

3.2.	Benefits;

3.3.	Cash bonuses;

3.4.	Equity based compensation;

3.5.	Change of control provisions; and

3.6.	Retirement and termination terms.

4.	Overall Compensation - Ratio Between Fixed and Variable Compensation

4.1.	This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet JeffsBrd’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2.	The total annual target bonus and equity-based compensation per vesting annum (based on the fair market value at the time of grant calculated on a linear basis) of each Executive Officer shall not exceed 95% of such Executive Officer’s total compensation package for such year.

5.	Inter-Company Compensation Ratio

5.1.	In the process of drafting this Policy, JeffsBrd’s Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers, including directors, and the average and median employer cost associated with the engagement of JeffsBrd’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2.	The possible ramifications of the Ratio on the daily working environment in JeffsBrd were examined and will continue to be examined by JeffsBrd from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in JeffsBrd.

B. Base Salary and Benefits

6.	Base Salary

6.1.	A base salary provides stable compensation to Executive Officers and allows JeffsBrd to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, corporate role, business responsibilities and past performance of each Executive Officer.

6.2.	Since a competitive base salary is essential to JeffsBrd’s ability to attract and retain highly skilled professionals, JeffsBrd will seek to establish a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in technology sectors that are as much as possible similar in their characteristics to JeffsBrd, while considering, among other things, such companies’ size and characteristics including their revenues, profitability rate, growth rates, market capitalization, number of employees and area of operations (in Israel or globally), the list of which shall be reviewed and approved by the Compensation Committee at least every two years. To that end, JeffsBrd shall utilize comparative market data and practices as a reference, including a survey comparing and analyzing the level of the overall compensation package offered to an Executive Officer of the Company with compensation packages for persons serving in similar positions (to that of the relevant officer) in the peer group. Such compensation survey may be conducted internally or through an external independent consultant.

6.3.	The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for salary adjustment will be similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment. Any limitation herein based on the annual base salary shall be calculated based on the monthly base salary applicable at the time of consideration of the respective grant or benefit.

6.4.	In any case, the basic monthly salary, or alternatively, the monthly consultation fees shall not exceed the maximum amount set out below in respect of full-time position (linked to the Consumer Price Index commencing May 2015):

Position	Maximum basis salary* in $**
Active Chairmen of the Board of Directors (“Active Chairmen”)	350,000
Company’s CEO (“CEO”)	350,000
Subordinate Executives Officers	350,000

*	An amount paid to an Executive Officers as monthly consultation fees (in respect of which an invoice is issued), which is up to 1.4 times higher than the maximum basic salary set for his position, shall not be considered to be a deviation from the Policy.

**	The amounts presented above are in respect of a full-time position; those amounts shall change in proportion to the scope of position of the Executive Officer.

7.	Benefits

7.1.	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:

7.1.1.	Vacation days in accordance with market practice;

7.1.2.	Sick days in accordance with market practice;

7.1.3.	Convalescence pay according to applicable law;

7.1.4.	Monthly remuneration for a study fund, as allowed by applicable law and with reference to JeffsBrd’s practice and the practice in peer group companies (including contributions on bonus payments);

7.1.5.	JeffsBrd shall contribute on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to JeffsBrd’s policies and procedures and the practice in peer group companies (including contributions on bonus payments); and

7.1.6.	JeffsBrd shall contribute on behalf of the Executive Officer towards work disability insurance, as allowed by applicable law and with reference to JeffsBrd’s policies and procedures and to the practice in peer group companies.

7.2.	Non-Israeli Executive Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.3.	In the events of relocation and/or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in the cost of living. Such benefits may include reimbursement for out-of-pocket one-time payments and other ongoing expenses, such as a housing allowance, a car allowance, home leave visit, etc.

7.4.	JeffsBrd may offer additional benefits to its Executive Officers, which will be comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with JeffsBrd’s policies and procedures.

C. Cash Bonuses

8.	Annual Cash Bonuses - The Objective

8.1.	Compensation in the form of an annual cash bonus is an important element in aligning the Executive Officers’ compensation with JeffsBrd’s objectives and business goals. Therefore, annual cash bonuses will reflect a pay-for-performance element, with payout eligibility and levels determined based on actual financial and operational results, in addition to other factors the Compensation Committee may determine, including individual performance.

8.2.	An annual cash bonus may be awarded to Executive Officers upon the attainment of pre-set periodical objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) for each fiscal year, or in connection with such officer’s engagement, in case of newly hired Executive Officers, taking into account JeffsBrd’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to the annual cash bonus (all or any portion thereof) and the formula for calculating any annual cash bonus payout, with respect to each fiscal year, for each Executive Officer. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in JeffsBrd’s business environment, a significant organizational change, significant merger and acquisition events, etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weight during the fiscal year, or may modify payouts following the conclusion of the year.

8.3.	In the event that the employment of an Executive Officer is terminated prior to the end of a fiscal year, the Company may (but shall not be obligated to) pay such Executive Officer an annual cash bonus (which may or may not be pro-rated) assuming the Executive Officer is otherwise entitled to an annual cash bonus.

8.4.	The actual annual cash bonus to be paid to Executive Officers shall be approved by the Compensation Committee and the Board.

9.	Measurable Targets (Company and Personal)

Set forth below are several suggested criteria for the annual bonus that is based on measurable targets. It should be clarified that this list is not a closed and binding list. The Compensation Committee and the Board of Directors may consider adding or removing some of those criteria, considering the role of each Executive Officer, his areas of responsibility and the Company’s activity.

a bonus that is based on meeting principal and personal performance metrics that are quantified and set out in the Company’s work plan and attributed to the relevant Executive Officer. These performance metrics may include, among other things:

Active Chairmen and CEO Measurable Targets Criteria

(a)	sales and marketing targets.

(b)	Increase of revenue targets.

(c)	Engagement in contracts with revenue potential in a determined amount.

(d)	Engagement in collaboration contracts.

(e)	Engagement of material contracts and/or strategic contracts.

(f)	Achievement of product development milestones.

(g)	Reducing costs.

(h)	Achievement of targets/milestones relating to Company’s products and projects.

(i)	Promotion of strategic plans and targets, including targets which were set for the Executive Officer, and which are relevant to the relevant Executive Officer’s area of activity.

(j)	Achievement of financial indicators targets: gross margin, operational profit/loss, net profit/loss, cash balance, revenue.

(k)	Achievement of funding targets: raising loans, private placement, public or rights offering of shares, bonds, etc.

(l)	Acquisitions of new assets

Subordinate Executives Measurable Targets Criteria sales and marketing targets.

(a)	Increase of revenue targets.

(b)	Engagement in contracts with revenue potential in a determined amount.

(c)	Engagement in collaboration contracts.

(d)	Engagement of material contracts and/or strategic contracts.

(e)	Achievement of product development milestones.

(f)	Reducing costs.

(g)	Achievement of targets/milestones relating to Company’s products and projects.

(h)	Promotion of strategic plans and targets, including targets which were set for the Executive Officer, and which are relevant to the relevant Executive Officer’s area of activity.

(i)	Budget and work plan related targets.

(j)	Achievement of financial indicators targets: gross margin, operational profit/loss, net profit/loss, cash balance, revenue.

(k)	Achievement of funding targets: raising loans, private placement, public or rights offering of shares, bonds, etc.

(l)	Acquisitions of new assets

10.	The Compensation Committee and Board of Directors may decide to postpone the payment of the annual bonus or reduce the amount of the annual bonus to which the Executive Officer is entitled, at their own discretion.

11.	The Company may pay an Executive Officer, who has not completed a full year of employment, a proportionate share of the bonus according to the period of employment of the Executive Officer.

12.	The Executive Officer shall repay to the Company that portion of the bonus he received, which was based on measurable targets, should it be determined that this component was paid to him on the basis of erroneous data and/or data that were restated in the Company’s financial statements, provided that the date of restatement of the financial statements does not fall later than three (3) years after the original approval of the relevant financial statements.

13.	Annual Cash Bonuses - The Formula

Executive Officers other than the CEO

13.1.	The performance objectives for the annual cash bonus of JeffsBrd’s Executive Officers, other than the chief executive officer (the “CEO”), may be approved by JeffsBrd’s CEO (in lieu of the Compensation Committee) and may be based on company, division/ departmental/business unit and individual objectives. Measurable performance objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, may be based on actual financial and operational results, personal objectives, operational objectives, project milestones objectives or investment in human capital objectives. The Company may also grant annual cash bonuses to JeffsBrd’s Executive Officers, other than the CEO, on a discretionary basis.

13.2.	The target annual cash bonus that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 100 % of such Executive Officer’s annual base salary.

13.3.	The maximum annual cash bonus, including for overachievement performance, that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 200 % of such Executive Officer’s annual base salary. The Compensation Committee and Board may approve that all such amount will be given as a discretionary bonus.

CEO

13.4.	The annual cash bonus of JeffsBrd’s CEO will be mainly based on measurable performance objectives and subject to minimum thresholds as provided in Section 8.2 above. Such measurable performance objectives will be determined annually by JeffsBrd’s Compensation Committee (and, if required by law, by JeffsBrd’s Board) and will be based on company and personal objectives. These measurable performance objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, sales, operating income, cash flow or the Company’s annual operating plan and long-term plan.

13.5.	The less significant part of the annual cash bonus granted to JeffsBrd’s CEO, and in any event not more than the higher of: (i) 25% of the CEO variable compensation; or (ii) three (3) of the CEO’s monthly base salaries. may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria. The discretionary bonus for any given fiscal year will not exceed three (3) of the CEO’s monthly base salaries.

13.6.	The target annual cash bonus that the CEO will be entitled to receive for any given fiscal year, will not exceed 100% of his or her annual base salary.

13.7.	The maximum annual cash bonus including for overachievement performance that the CEO will be entitled to receive for any given fiscal year, will not exceed 200% of his or her annual base salary.

13.8.	Annual bonus that is based on measurable targets only

13.8.1.	Subject to the provisions of the law and the positions of the Israeli Securities Authority (as amended from time to time):

a.	The Compensation Committee and Board of Directors alone will be allowed to determine the measurable targets applicable to active Chairman of the Board of Directors (or any other director), if one of the following is fulfilled:

(1)	All of the following conditions are met: (a) the resolution is in line with the Policy; (b) the grant in question is based only on measurable targets; (c) the amount of the potential grant is immaterial (up to three salaries); and (d) the targets were pre-determined by the Compensation Committee and Board of Directors.

(2)	All of the following conditions are met: (a) the resolution is in line with the Policy; (b) the Executive Officer in question serves both as a director and in an operational role in the Company; (c) The Compensation Committee and Board of Directors approved the targets, other than the said directors, who receive from the Company a bonus based on measurable targets, did not take part in the approval of those targets (whether in their capacity as directors or in their capacity as other Executive Officers in the Company).

b.	The Compensation Committee and Board of Directors alone will be allowed to determine the measurable targets applicable to an Executive Officer, who is a controlling shareholder or a relative thereof (as these terms are defined in the Companies Law), if one of the following is fulfilled:

(3)	All of the following conditions are met: (a) the resolution is in line with the Policy; (b) the grant in question is based only on measurable targets; (c) the amount of the potential grant is immaterial (up to three salaries); and (d) the targets were pre-determined by the Compensation Committee and Board of Directors.

(4)	The Board of Directors has determined a clear target that is based on financial statements data and which applies in the same manner to the controlling shareholder and his relative and to other Executive Officers, who are not related to the controlling shareholder.

14.	Other Bonuses

14.1.	Special Bonus. JeffsBrd may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan objectives under exceptional circumstances, or special recognition in case of retirement) or as a retention award at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Special Bonus”). Any such Special Bonus will not exceed 200% of the Executive Officer’s annual base salary. A Special Bonus can be paid, in whole or in part, in equity in lieu of cash and the value of any such equity component of a Special Bonus shall be determined in accordance with Section 13.3 below.

14.2.	Signing Bonus. JeffsBrd may grant a newly recruited Executive Officer a signing bonus. Any such signing bonus shall be granted and determined at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). Any such Signing Bonus will not exceed 100% of the Executive Officer’s annual base salary.

14.3.	Relocation/ Repatriation Bonus. JeffsBrd may grant its Executive Officers a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). Any such Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of the Executive Officer’s annual base salary.

15.	Compensation Recovery (“Clawback”)

15.1.	In the event of an accounting restatement, JeffsBrd shall be entitled to recover from its Executive Officers the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid based on the financial statements, as restated, provided that a claim is made by JeffsBrd prior to the second anniversary following the filing of such restated financial statements.

15.2.	Notwithstanding the aforesaid, the compensation recovery will not be triggered in the following events:

15.2.1.	The financial restatement is required due to changes in the applicable financial reporting standards; or

15.2.2.	The Compensation Committee has determined that Clawback proceedings in the specific case would be impossible, impractical, or not commercially or legally efficient.

15.3.	Nothing in this Section 11 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable securities laws or a separate contractual obligation.

16.	Commissions

The CEO, may decide to grant Israeli and/or Foreign Subordinate Executive Officer that are providing services of sales, marketing and/or business development for the Company, with commissions, as shall be determined in their employment agreement (the “Sales Executive Officers” and “Commission”, respectively). The purpose of granting Commissions to Sales Executive Officers is to incentivize Sales Executive Officers to increase the amount of sales of Company’s products. For each Sales Executive Officer, the aggregate amount of Commissions paid by the Company in each calendar year shall be up to 5% of the Company’s income from sales. The Commissions will be paid on either a monthly or quarterly basis. The maximum amount of Commissions shall be considered from time to time considering the Company’s operation.

The Commission paid to a Sales Executive Officer shall be separate from the Bonus and/or Special Bonus given to them, or instead of Bonus and/or Special Bonus, as decided in each case by the CEO.

The Commission shall be limited by the ratio between the fixed compensation and variable compensation, as further specified in section 2.12 herein.

D. Equity Based Compensation

17.	The Objective

17.1.	The equity-based compensation for JeffsBrd’s Executive Officers will be designed in a manner consistent with the underlying objectives of the Company in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of JeffsBrd and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

17.2.	The equity-based compensation offered by JeffsBrd is intended to be in the form of share options and/or other equity-based awards, such as restricted shares, RSUs or performance stock units, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

17.3.	All equity-based incentives granted to Executive Officers (other than bonuses paid in equity in lieu of cash) shall normally be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement or in a specific compensation plan approved by the Compensation Committee and the Board, grants to Executive Officers other than non-employee directors shall vest based on time, gradually over a period of at least 2-4 years, or based on performance. The exercise price of options shall be determined in accordance with JeffsBrd’s policies, the main terms of which shall be disclosed in the annual report of JeffsBrd

17.4.	All other terms of the equity awards shall be in accordance with JeffsBrd’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

18.	General Guidelines for the Grant of Awards

18.1.	The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, corporate role and the personal responsibilities of the Executive Officer.

18.2.	In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and the Board shall consider the factors specified in Section 13.1 above, and in any event, the total fair market value of an annual equity-based compensation award at the time of grant (not including bonuses paid in equity in lieu of cash) shall not exceed: (i) with respect to the CEO - the higher of (w) 300% of his or her annual base salary or (x) 2% of the Company’s fair market value at the time of approval of the grant by the Board; and (ii) with respect to each of the other Executive Officers - the higher of (y) 150% of his or her annual base salary or (z) 1% of the Company’s fair market value at the time of approval of the grant by the Board.

18.3.	The fair market value of the equity-based compensation for the Executive Officers will be determined by using the Black Scholes formula or according to other acceptable valuation practices at the time of grant, in each case, as determined by the Compensation Committee and the Board.

E. Retirement and Termination of Service Arrangements

19.	Advanced Notice Period

JeffsBrd may provide an Executive Officer, on the basis of his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of his/her retirement prior notice of termination of up to twelve (12) months in the case of the CEO and chairperson of the Board and six (6) months in the case of other Executive Officers, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation. Such advance notice may or may not be provided in addition to severance, provided, however, that the Compensation Committee shall take into consideration the Executive Officer’s entitlement to advance notice in establishing any entitlement to severance and vice versa.

20.	Adjustment Period

JeffsBrd may provide an additional adjustment period of up to six (6) months to the CEO or to any other Executive Officer according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.

21.	Additional Retirement and Termination Benefits

JeffsBrd may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

22.	Non-Compete Grant

Upon termination of employment and subject to applicable law, JeffsBrd may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with JeffsBrd for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12). The Board shall consider the existing entitlements of the Executive Officer in connection with the consideration of any non-compete grant.

23.	Limitation Retirement and Termination of Service Arrangements

The total non-statutory payments under Section 14-17 above for a given Executive Officer shall not exceed the Executive Officer’s monthly base salary multiplied by twenty-four (24). The limitation under this Section 18 does not apply to benefits and payments provided under other chapters of this Policy.

F. Exculpation, Indemnification and Insurance

24.	Exculpation

Each and every Director and Executive Officer may be exempted in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care, to the fullest extent permitted by applicable law.

25.	Insurance and Indemnification

25.1.	JeffsBrd may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and JeffsBrd all subject to applicable law and the Company’s articles of association.

25.2.	JeffsBrd will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:

25.2.1.	The limit of liability of the insurer shall not exceed the greater of $50 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval of the Insurance Policy by the Compensation Committee; and

25.2.2.	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering JeffsBrd’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

25.3.	Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), JeffsBrd shall be entitled to enter into a “run off” Insurance Policy (the “Run-Off Policy”) of up to seven (7) years, with the same insurer or any other insurance, as follows:

25.3.1.	The limit of liability of the insurer shall not exceed the greater of $50 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

25.3.2.	The Run-Off Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of coverage and the market conditions and that the Run-Off Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

25.4.	JeffsBrd may extend an Insurance Policy in effect to include coverage for liability pursuant to a future public offering of securities as follows:

25.4.1.	The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and that it does not materially affect the Company’s profitability, assets or liabilities.

G. Arrangements upon Change of Control

26.	The following benefits may be granted to the Executive Officers (in addition to, or in lieu of, the benefits applicable in the case of any retirement or termination of service) upon or in connection with a “Change of Control” or, where applicable, in the event of a Change of Control following which the employment of the Executive Officer is terminated or adversely adjusted in a material way:

26.1.	Acceleration of vesting of outstanding options or other equity-based awards;

26.2.	Extension of the exercise period of equity-based grants for JeffsBrd’s Executive Officers for a period of up to one (1) year, following the date of termination of employment; and

26.3.	Up to an additional six (6) months of continued base salary and benefits following the date of termination of employment (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period may be in addition to the advance notice and adjustment periods pursuant to Sections 14 and 15 of this Policy, but subject to the limitation set forth in Section 18 of this Policy.

26.4.	A cash bonus not to exceed 200% of the Executive Officer’s annual base salary in case of an Executive Officer other than the CEO and 250% in case of the CEO.

H. Board of Directors Compensation

27.	All JeffsBrd’s non-employee Board members may be entitled to an annual cash fee retainer of up to $40,000 and up to $240,000 for the chairperson of JeffsBrd’s Board. The chairperson of JeffsBrd’s Board may be paid an annual bonus of up to $240,000.

28.	The compensation of the Company’s external directors, if any are required and elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

29.	Notwithstanding the provisions of Section 27 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors and may be greater than the maximum amount allowed under Section 27 solely that the aggregate amount of the annual compensation to which this director is entitles does not exceed $300,000.

30.	Each non-employee member of JeffsBrd’s Board may be granted equity-based compensation. The total fair market value of a “welcome” or an annual equity-based compensation at the time of grant shall not exceed the higher of (i) $120,000 or (ii) 0.5% of the Company’s fair market value at the time of approval of the grant by the Board; and in the case of the chairperson of the Board - the higher of (i) 300% of his or her annual base salary or (ii) 2% of the Company’s fair market value at the time of approval of the grant by the Board.

31.	All other terms of the equity awards shall be in accordance with JeffsBrd’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

32.	In addition, members of JeffsBrd’s Board may be entitled to reimbursement of expenses in connection with the performance of their duties.

33.	Notwithstanding the provisions of Section 32 above, the Company’s Active Chairman of the Board may be entitled to office expenses in an amount to be determined by the Board of Directors of the Company.

34.	The compensation (and limitations) stated under Section H will not apply to directors who serve as Executive Officers.

I. Miscellaneous

35.	Nothing in this Policy shall be deemed to grant to any of JeffsBrd’s Executive Officers, employees, directors, or any third party any right or privilege in connection with their employment by or service to the Company, nor deemed to require JeffsBrd to provide any compensation or benefits to any person. Such rights and privileges shall be governed by applicable personal employment agreements or other separate compensation arrangements entered into between JeffsBrd and the recipient of such compensation or benefits. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or any part of it.

36.	An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An Immaterial Change in the Terms of Employment of the CEO may be approved by the Compensation Committee and the Board, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment/services of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to two (2) monthly base salaries of such employee.

37.	In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the adoption of this Policy, JeffsBrd may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

38.	Exchange Rate- Monetary amounts in this Policy are quoted in $, yet subject to the applicable currency exchange rates.

39.	The ratio between the salary of Executive Officers and the salary of all other Company employees as of the date of the compensation policy

The ratio of the average and median salary between the officers to the other full-time employees (in practice as of the date of approval of the compensation policy):

Role	Ratio to the average salary[1]	Ratio to Median salary
CEO	2.29	2.29
Subordinate Executive Officers	2.22	2.46

As of the date of the compensation policy in the Company, there are 1 full-time employees who are not Executive Officers. It is clarified that for the purpose of calculating the aforesaid ratios, only the employees of Jeffs Brands Ltd. were included.

At the time of approval of the compensation policy, the compensation committee examined the existing gaps between the officers and the other employees and found that in light of the nature and structure of the Company, the above ratios will not affect the existing employment relationship in the company. In addition, the compensation committee and the Board of Directors believe that these data have a limited effect on determining the salaries of the Company’s officers, given the structure of the Company.

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This Policy is designed solely for the benefit of JeffsBrd and none of the provisions thereof are intended to provide any rights or remedies to any person other than JeffsBrd.

[1]	The ratio to the average salary and the median salary refers to the salary cost of the employees of Jeff’s Brands. only, and does not include the cost of the salaries of the officers.